Exhibit 99.1

Oil-Well Expansion Continues for ALAMO ENERGY in West Virginia

LONDON – December 16, 2010 – Alamo Energy Corp. (OTCBB:ALME), has agreed to  participate in its third re-entry well with Allied Energy Inc., as the company looks to expand its oil producing assets in Ritchie County, West Virginia.

The WVIC D-12 well is located on the Eco Forrest Lease which includes approximately 493 acres. Alamo's objective is to increase oil production that started over two decades ago from the lower Huron Shale.

This re-entry recompletion program is aimed at the Squaw, Lower Big Injun, Upper Big Injun, Maxton and Devonian Shale formations with a three-stage 8,000 BBL frac.  The land to resource ratio enables 25-acre spacing, which we believe will allow for up to 14 additional wells.

We believe the total potential cumulative production from the well may be as high as 20,000 barrels of oil equivalent. Alamo Energy also has the option to participate in 12 re-completion and 4 drilldown wells across approximately 1,520.4 acres in West Virginia.  If exercised, the options will give the company access to drill up to 60 new wells in a secondary development phase.

Allan Millmaker, Chief Executive Officer, said "As planned we are continuing to increase Alamo's presence in the Appalachian production basin. The results from our Valentine Well have been promising and we are striving for new ways to increase our efficiency and operational pace."

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Houston, Texas, Alamo Energy Corp. (OTCBB:ALME - News) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company's UK exploration program is focused on four blocks spread over 400 square kilometers in an onshore oil and gas province in South East England. Alamo's U.S. operations are focused on the development of assets in Texas, Kentucky, Tennessee and West Virginia. For more information visit www.alamoenergycorp.com

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Alamo Energy Corp.
Investor Relations
Adam Holdsworth
+1 212-825-3210
ir@alamoenergycorp.com